Exhibit 99.1

Smartkem Reports Fourth Quarter and Full Year 2023 Financial Results

Manchester, England – Thursday, March 28, 2024 – Smartkem (OTCQB: SMTK), the developer of a new class of semiconductor polymer transistors that have the capability of powering the next generation of displays, today provides a business update and reports financial results for the fourth quarter and full year ended December 31, 2023.

Recent Business Highlights

During and since 2023, Smartkem:

•	Commenced a project with RiTdisplay, with whom it entered into a joint development agreement in 2021, to develop the world’s first commercially ready active-matrix OLED (AMOLED) display using OTFT technology. This new project is funded by Innovate UK (part of UK Research and Innovation (UKRI)), as part of the Taiwan-UK Research & Development Collaboration.
•	Entered into a technology collaboration agreement with the Industrial Technology Research Institute (ITRI) in Taiwan.
•	Began collaborating with FlexiIC to develop low-cost, rapid turnaround custom circuits using OTFT technology.
•	Entered into a joint development agreement with Tianma to develop OTFT biosensors.
•	Joined the Hi-Accµracy Project to develop active-matrix printed Q-LED displays.

2023 Financial Highlights:

•	Cash and cash equivalents as of December 31, 2023, were $8.8 million compared to $4.2 million as of December 31, 2022.
•	Operating expenses as of December 31, 2023, were $10.8 million compared to $10.9 million as of December 31, 2022.
•	Revenues were $27.0 thousand for the year ended December 31, 2023, compared to $40.0 thousand for the same period of 2022.
•	In June 2023, Smartkem completed a private placement of its preferred stock and warrants resulting in net proceeds of $12.4 million with an additional $1.8 million related to the issuance of warrants. Smartkem incurred $1.5 million in issuance costs in connection with this private placement.

2023 Results:

Smartkem’s loss before income taxes was $8.5 million and $11.5 million for the year ended December 31, 2023 and 2022, respectively. As of December 31, 2023, its accumulated deficit was $95.1 million. Substantially all operating losses have resulted from expenses incurred in connection with research and development activities and from general and administrative costs associated with our operations.

Research and development expense, which represents 51.3% and 53.4% of total operating expenses for the twelve months ended December 31, 2023 and 2022, respectively, decreased by $0.2 million to $5.6 million for the year ended December 31, 2023, compared to $5.8 million for the same period of 2022. The decrease is mainly due to lower personnel costs related to reductions in force effected in December 2022 and September 2023 and lower technical research and development costs, including consulting, testing and lab supplies.

Smartkem Ltd Manchester Technology Center, Hexagon Tower, Delaunays Road, Blackley, Manchester, M9 8GQ UK +44 (0) 161 721 1514 enquiries@smartkem.com

Selling, general and administrative expense, which represents 47.9% and 46.6% of total operating expenses for the twelve months ended December 31, 2023 and 2022, respectively, increased by $0.1 million to $5.2 million for the year ended December 31, 2023 compared to $5.1 million for the same period of 2022. There was an increase in personnel costs due to severance costs and the accrual of bonus payments in 2023. This was offset by a reduction in investor relations cost and other professional service fees.

Operating expenses decreased by $0.1 million to $10.8 million for the year ended December 31, 2023, compared to $10.9 million for the comparable period of 2022.

The loss before income taxes was $8.5 million for the year ended December 31, 2023, a decrease of $3.0 million, compared to a loss before income taxes of $11.5 million for the year ended December 31, 2022. The decrease in the 2023 period was attributable to increases in gains on foreign currency transactions and lower operating expenses as described in the preceding paragraphs.

Revenues were $27.0 thousand for the year ended December 31, 2023, compared to $40.0 thousand for the same period of 2022. Cost of revenue was $23.0 thousand for the twelve months ended December 31, 2023, compared to $33.0 thousand for the same period of 2022. The decrease is mainly the results of less unit sales in 2023 compared to 2022, reflecting the largely one-off nature of these sales, consistent with our current stage of commercialization.

Net cash flows provided by financing activities was $12.7 million for the year ended December 31, 2023, compared to $1.8 million for the year ended December 31, 2022, an increase of $10.9 million.

CEO Outlook Commentary:

Smartkem Chairman and CEO, Ian Jenks, comments,

“2023 was an important year for Smartkem as we sought additional funding via a private placement for net proceeds of $12.4 million. We also effected a reverse stock split of 1:35 in order to advance our steps to uplist to a national stock exchange.”

“In the last quarter of 2023 we accelerated our efforts to secure strategic collaborations with partners to deliver against our commercialization strategy, involving continuous improvement of our proprietary materials, the development of electronic design automation (EDA) tools, and access to foundry services. We believe that our technology collaboration agreement with ITRI will be pivotal in enabling product prototyping on ITRI’s Gen2.5 line, advancing our roadmap to mass commercialization of a product using Smartkem’s technology.”

“As we continue at pace into 2024, Smartkem intends to increase its marketing efforts with exhibitions and keynote presentations at major technology conferences including Touch Taiwan, Display Week and TechBlick. We anticipate further announcements of collaborations with existing and new partners, an increase in revenue from the sale of our single layer materials, and we anticipate that we will announce the first commercially ready product using our technology.”

Smartkem’s OTCQB information can be found on the OTC Markets website: www.otcmarkets.com/stock/SMTK/overview

About Smartkem

Smartkem is seeking to reshape the world of electronics with its disruptive organic thin-film transistors (OTFTs) that have the potential to drive the next generation of displays. Smartkem’s patented TRUFLEX® semiconductor and dielectric inks, or liquid electronic polymers, can be used to make a new type of transistor that has the potential to revolutionize the display industry. Smartkem’s inks enable low temperature printing processes that are compatible with existing manufacturing infrastructure to deliver low-cost displays that outperform existing models. The company’s electronic polymer platform can be used in a number of display technologies including microLED, miniLED and AMOLED displays for next generation televisions, laptops, augmented reality (AR) and virtual reality (VR) headsets, smartwatches and smartphones.

Smartkem Ltd Manchester Technology Center, Hexagon Tower, Delaunays Road, Blackley, Manchester, M9 8GQ UK +44 (0) 161 721 1514 enquiries@smartkem.com

Smartkem develops its materials at its research and development facility in Manchester, UK and its semiconductor manufacturing processes at the Centre for Process Innovation (CPI) at Sedgefield, UK, It has a field application office in Taiwan. The company has an extensive IP portfolio including 125 granted patents across 19 patent families and 40 codified trade secrets. For more information, visit: www.smartkem.com and follow us on LinkedIn www.linkedin.com/company/smartkem-limited and Twitter @SmartkemOTFT.

Forward-Looking Statements

All statements in this press release that are not historical are forward-looking statements, including, among other things, statements relating to the Smartkem’s expectations regarding its market position and market opportunity, expectations and plans as to its product development, manufacturing and sales, and relations with its partners and investors. These statements are not historical facts but rather are based on Smartkem Inc.’s current expectations, estimates, and projections regarding its business, operations and other similar or related factors. Words such as “may,” will,” “could,” “would,” “should,” “anticipate,” “predict,” “potential,” “continue,” “expect,” “intend,” “plan,” “project,” “believe,” “estimate,” and other similar or elated expressions are used to identify these forward-looking statements, although not all forward-looking statements contain these words. You should not place undue reliance on forward-looking statements because they involve known and unknown risks, uncertainties, and assumptions that are difficult or impossible to predict and, in some cases, beyond the Company’s control. Actual results may differ materially from those in the forward-looking statements as a result of a number of factors, including those described in the Company’s filings with the Securities and Exchange Commission. The Company undertakes no obligation to revise or update information in this release to reflect events or circumstances in the future, even if new information becomes available.

Contact Details:

Barbra Keck, Chief Technology Officer, Smartkem

b.keck@smartkem.com

Selena Kirkwood, Head of Communications, Smartkem

s.kirkwood@smartkem.com

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